Exhibit 10.6

ONE CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS

TABLE OF CONTENTS

ARTICLE I		1
Basic Lease Provisions and Enumerations of Exhibits		1
1.1	Introduction	1
1.2	Basic Data	1
1.3	Enumeration of Exhibits	4

ARTICLE II		4
Premises		4
2.1	Demise and Lease of Premises	4
2.2	Appurtenant Rights and Reservations	5

ARTICLE III		6
Lease Term and Extension Options		6
3.1	Term	6
3.2	Extension Option	6

ARTICLE IV		7
Condition of Premises; Alterations		7
4.1	Condition of Premises	7
4.2	Quality and Performance of Work	7

ARTICLE V		8
Annual Fixed Rent and Electricity		8
5.1	Fixed Rent and Electricity Charges	8
5.2	Reallocation of Electricity Charges	9

ARTICLE VI		9
Taxes		9
6.1	Definitions	9
6.2	Tenant’s Share of Real Estate Taxes	11

ARTICLE VII		12
Landlord’s Repairs and Services and Tenant’s Escalation Payments		12
7.1	Structural Repairs	12

i

7.2	Other Repairs to be Made by Landlord	12
7.3	Services to be Provided by Landlord	12
7.4	Operating Costs Defined	13
7.5	Tenant’s Escalation Payments	17
7.6	No Damage	20
7.7	Service Interruption	20

ARTICLE VIII		21
Tenant's Repairs		21
8.1	Tenant’s Repairs and Maintenance	21

ARTICLE IX		22
Alterations		22
9.1	Landlord’s Approval	22
9.2	Conformity of Work	23
9.3	Performance of Work, Governmental Permits and Insurance.	24
9.4	Liens	25
9.5	Nature of Alterations	25
9.6	Increases in Taxes	26

ARTICLE X		26
Parking		26
10.1	Parking Privileges	26
10.2	Parking Charges	27
10.3	Garage Operation	28
10.4	Limitations	28
10.5	Interim On-Grade Parking	28

ARTICLE XI		29
Certain Tenant Covenants		29

ARTICLE XII		32
Assignment and Subletting		32
12.1	Restrictions on Transfer	32
12.2	Exceptions for Parent or Subsidiary	32
12.3	Landlord’s Termination Right - Assignment	33
12.3.1	Consent of Landlord - Assignment	33
12.4	Landlord’s Termination Right - Subleasing	35
12.4.1	Subletting	36
12.5	Tenant’s Notice	37
12.6	Profit on Subleasing or Assignment	38
12.7	Additional Conditions	38

ARTICLE XIII		40
Indemnity And Commercial General Liability Insurance		40
13.1	Tenant’s Indemnity	40

13.2	Commercial General Liability Insurance	40
13.3	Tenant’s Property Insurance	41
13.4	Non-Subrogation	42
13.5	Tenant’s Risk	42

ARTICLE XIV		42
Fire, Casualty and Taking		42
14.1	Damage Resulting from Casualty	42
14.2	Uninsured Casualty	44
14.3	Rights Of Termination For Taking	44
14.4	Award	45

ARTICLE XV		45
Default		45
15.1	Tenant’s Default	45
15.2	Termination; Re-Entry	47
15.3	Continued Liability; Re-Letting	48
15.4	Liquidated Damages	48
15.5	Waiver of Redemption	49
15.6	Landlord’s Default	50

ARTICLE XVI		50
Miscellaneous Provisions		50
16.2	Cumulative Remedies	51
16.3	Quiet Enjoyment	51
16.4	Surrender	51
16.5	Brokerage	52
16.6	Invalidity of Particular Provisions	52
16.7	Provisions Binding, Etc	52
16.8	Recording; Confidentiality	52
16.9	Notices and Time for Action	53
16.10	When Lease Becomes Binding	54
16.11	Paragraph Headings	54
16.12	Rights of Mortgagee	54
16.13	Rights of Ground Lessor	55
16.14	Notice to Mortgagee and Ground Lessor	55
16.15	Assignment Of Rents	56
16.16	Status Report and Financial Statements	56
16.17	Self-Help	57
16.18	Holding Over	57
16.19	Entry by Landlord	58
16.20	Tenant’s Payments	58
16.21	Late Payment	59
16.22	Counterparts	59
16.23	Entire Agreement	59

16.24	Landlord Liability	59
16.25	No Partnership	60
16.26	Security Deposit	60
16.27	Waiver of Trial by Jury	62
16.28	Governing Law	62

ONE CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS

Lease Dated February 28, 2007

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) known as, and having an address at, One Cambridge Center, Cambridge, Massachusetts.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Basic Lease Provisions and Enumerations of Exhibits

1.1	Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	Basic Data

Date:	February 28, 2007

Landlord:	MORTIMER B. ZUCKERMAN, EDWARD H. LINDE AND MICHAEL A. CANTALUPA, AS TRUSTEES OF ONE CAMBRIDGE CENTER TRUST under Declaration of Trust dated May 14, 1985, recorded with the Middlesex South District Registry of Deeds in Book 16221, Page 413, as amended by instrument dated July 31, 1986 and recorded with said Registry of Deeds in Book 17438, Page 23 and by instrument dated June 14, 2005 and recorded with said Registry of Deeds in Book 45613, Page 322, but not individually.

Present Mailing Address of Landlord:	c/o Boston Properties Limited Partnership 111 Huntington Avenue, Suite 300 Boston, Massachusetts 02199-7610

Tenant:	Brightcove, Inc., a Delaware corporation

Present Mailing Address:	One Cambridge Center, Cambridge, MA 02142

Commencement Date:	May 1, 2007

Lease Term (sometimes called the “Original Lease Term”):	Sixty (60) calendar months commencing on the Commencement Date unless extended or sooner terminated as hereinafter provided.

Extension Option:	One (1) period of three (3) years as provided in and on the terms set forth in Section 3.2 hereof.

Lease Year:	A period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

Premises:	The entire Rentable Floor Area of the twelfth (12th) floor of the Building, in accordance with the floor plan annexed hereto as Exhibit E and incorporated herein by reference, as further defined and limited in Section 2.1 hereof.

Rentable Floor Area of the Premises:	20,694 square feet, including proportionate share of common areas of the Building outside of the Premises.

Annual Fixed Rent:

(a) During the Original Lease Term at the annual rate of $807,066.00 being the product of (i) $39.00 and (ii) the “Rentable Floor Area of the Premises” (hereinabove defined in this Section 1.2.

(b) During the extension option period (if exercised), as determined pursuant to Section 3.2.

Tenant Electricity:	Initially as provided in Section 5.1 hereof, subject to adjustment as provided in Section 5.2 and Section 7.5 hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Initial Minimum Limits of Tenant’s Commercial General Liability Insurance:	$5,000,000 per occurrence and $5,000,000 aggregate (in each case on a per location basis).

Total Rentable Floor Area of the Building:	215,686 rentable square feet.

Lot or Site:	All, and also any part of, the property described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line. The terms Lot and Site are used interchangeably in this instrument.

Property:	The Building and Lot or Site.

Loading Dock:	The service dock and related driveways providing vehicular service access for the Building as specified by Landlord.

Development Area:	The area of the Cambridge Center development, as shown on Exhibit F.

Permitted Use:	General office use.

Broker:	The Columbia Group 30 Rowes Wharf, Suite 240 Boston, MA 02110

Security Deposit:	$336,278.00 subject to reduction as provided and on the terms and conditions set forth in Section 16.26 hereof.

1.3	Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A	—	Description of the Site

Exhibit B	—	Intentionally Omitted

Exhibit C	—	Intentionally Omitted

Exhibit D	—	Landlord’s Services

Exhibit E	—	Floor Plan

Exhibit F	—	Development Area Map

Exhibit G	—	Intentionally Omitted

Exhibit H	—	Memorandum Re: Procedure for Adjustment of Electricity Costs

Exhibit I	—	Broker Determination of Prevailing Market Rent.

Exhibit J	—	Form of Letter of Credit

ARTICLE II

Premises

2.1	Demise and Lease of Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building as shown on the plan of the Premises attached to this Lease as Exhibit A, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

2.2	Appurtenant Rights and Reservations

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, entrances, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the Loading Dock and the common walkways and driveways necessary for access to the Building, (c) the ramps, entrances, stairways, elevators, walkway, driveways and other facilities necessary for vehicular and pedestrian access to, and egress from, the Garage(s) and the Building (d) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (e) common areas within Parcel 4 of the Development Area. Tenant shall have the right to engage the services of a telecommunication service provider to install wire and cable for Tenant’s telecommunications equipment installed in the Premises provided, however, that (i) Tenant first obtains Landlord’s approval of such telecommunications service provider, which approval shall not be unreasonably withheld and (ii) such telecommunication service provider executes a license agreement reasonably acceptable to Landlord governing the terms and conditions of access to the Building and Premises to make the installations reasonably necessary for Tenant’s telecommunications equipment.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use and enjoyment of, or access to, the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance work, Landlord agrees to use its best efforts to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

ARTICLE III

Lease Term and Extension Options

3.1	Term

The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided. If Section 1.2 provides for a fixed Commencement Date, then the Commencement Date of the Lease Term hereof shall be such date.

3.2	Extension Option

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term in question (i) there exists no “Event of Default” (defined in Section 15.1); and (ii) this Lease is still in full force and effect and (iii) Tenant has not sublet any portion of the Premises (except for a subletting permitted without Landlord’s consent under Section 12.2 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for one (1) period of three (3) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of the option to extend the Lease Term.

(B) If Tenant desires to exercise said option to extend the Term, then Tenant shall give notice to Landlord, not earlier than fifteen (15) months nor later than thirteen (13) months prior to the expiration of the Term of this Lease of Tenant’s request for Landlord’s quotation of a proposed annual rent for the Extended Term (“Landlord’s Rent Quotation”). Landlord shall furnish Landlord’s Rent Quotation to Tenant within twenty (20) days after Landlord’s receipt of Tenant’s request. If at the expiration of twenty (20) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have reached agreement on a determination of an annual rental for the Extended Term, Landlord and Tenant shall execute a written instrument extending the Term of this Lease pursuant to such agreement (“Landlord-Tenant Extension Agreement”). However, if at the expiration of the Negotiation Period, Landlord and Tenant shall not have reached agreement on a determination of an annual rental for the Extended Term and executed a Landlord-Tenant Extension Agreement, then in order for Tenant to exercise its option to extend the Term for the Extended Term, Tenant shall give written notice to Landlord within twenty (20) days following the expiration of the Negotiation Period (i) exercising Tenant’s option to extend the Term for the Extended Term and (ii) specifying that Tenant requires a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit I) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit I (Tenant’s Exercise Notice”). If Tenant timely shall have given to Landlord Tenant’s Exercise Notice (which to be valid must include Tenant’s request that a Broker Determination be made), then the Term shall be extended for the Extended Term and Annual Fixed Rent for the Extended Term shall be the greater of (a) the Prevailing Market Rent as determined by the Broker Determination or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to the Extended Term.

(C) Upon the execution of a Landlord-Tenant Extension Agreement or upon the giving of Tenant’s Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section B above, as the case may be, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term hereof.

(D) Time is of the essence with respect to all time periods and expiration dates under this Section 3.2

ARTICLE IV

Condition of Premises; Alterations

4.1	Condition of Premises

Tenant shall accept the Premises in their as-is condition without any obligation on the Landlord’s part (i) to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto or (ii) to make any payment or provide any allowance to or for Tenant.

4.2	Quality and Performance of Work

All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section

9.1 hereof). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.2 or any person hereafter designated in substitution or addition by notice to the party relying.

ARTICLE V

Annual Fixed Rent and Electricity

5.1	Fixed Rent and Electricity Charges

Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Present Mailing Address specified in Section 1.2 hereof, or at such other place as Landlord shall from time to time designate by written notice, (1)(a) on the Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.2 hereof and (1)(b) on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, an amount estimated by Landlord from time to time to cover Tenant’s monthly payments for electricity under Section 5.2 hereinbelow (initially the monthly estimated amount shall be one twelve (1/12th) of the product of (i) $3.83 and (ii) the 20,694 square feet of Rentable Floor Area of the Premises) subject, however, to adjustment as provided in Section 5.2 and Section 7.5 hereof, and (2) on the first day of each and every calendar month during the Extended Term (if exercised), a sum equal to (a) one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the Extended Term plus (b) then applicable monthly electricity charges (subject to adjustment as provided in Section 5.2 and Section 7.5 hereof). Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by BOSTON PROPERTIES LIMITED PARTNERSHIP, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord.

The monthly payment of Annual Fixed Rent for any partial month of the Term shall be paid by Tenant to Landlord at the rate in effect under the immediately preceding paragraph of this Section 5.1 on a pro rata basis, and, if the Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a fraction of such monthly Annual Fixed Rent proportionate to the fraction of the total days of such month that are included in the period from the Commencement Date to and including the last day of such calendar month, and, if the Term ends on a day other than the last day of a calendar month, then the last monthly payment of Annual Fixed Rent shall be a fraction of the full monthly payment proportionate to the fraction of the total days of such month that fall within the Term.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement, except as otherwise specified in this Lease.

5.2	Reallocation of Electricity Charges

Notwithstanding the provisions of Section 5.1 relating to the payment by Tenant for the cost of electricity, if and to the extent that Landlord is permitted from time to time by then applicable law, ordinance, rule, regulation and utility company policy, Landlord may reallocate the cost of electricity to tenants of the Building (including, but not limited to, Tenant herein) in accordance with the procedure contained in Exhibit H, and Tenant shall pay for electricity as provided in said Exhibit H. If Landlord does not so reallocate the cost of electricity as aforesaid, Tenant shall pay the charge for electricity as specified in Section 5.1 hereof and additional adjustment payments shall be made in the manner specified in Section 7.5 hereof; provided, however, that if the Landlord shall reasonably determine that the cost of the electricity furnished to the Tenant at the Premises exceeds the amount being paid under Sections 5.1 and 7.5, then the Landlord may charge the Tenant for such excess and the Tenant shall promptly pay the same upon billing therefor.

ARTICLE VI

Taxes

6.1	Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

(a)	“Tax Year” means the 12-month period beginning July 1 of each year during the Lease Term or if the appropriate Governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b)	“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises bears to 95% of the Total Rentable Floor Area of the Building.

(c)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(d)	“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority on the Site or the Building or the Property which the Landlord shall be obligated to pay because of or in connection with the ownership, leasing and operation of the Site and the Building (including without limitation, if applicable, the excise prescribed by Mass Gen Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Cambridge pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, capital stock and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building, or a Federal, State, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site or Building were the only property of Landlord. Real Estate Taxes shall not include any “penalty tax” assessed against Landlord and/or the Building incurred as a result of Landlord’s negligence, unwillingness or inability to make payment and/or file timely tax returns with the appropriate taxing authority.

(e)	“Base Taxes” means Landlord’s Tax Expenses (hereinbefore defined) for fiscal tax year 2008 (that is the period beginning July 1, 2007 and ending June 30, 2008).

(f)	“Base Taxes Allocable to the Premises” means the same proportion of Base Taxes as the Rentable Floor Area of Tenant’s Premises bears to 95% of the Total Rentable Floor Area of the Building.

(g)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

6.2	Tenant’s Share of Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term Landlord’s Tax Expenses Allocable to the Premises for a full Tax Year exceed Base Taxes Allocable to the Premises or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises (such amount being hereinafter referred to as the “Tax Excess”), then Tenant shall pay to Landlord, as Additional Rent, the amount of such Tax Excess. Payments by Tenant on account of the Tax Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tax Excess, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and Lot, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of the Tax Excess, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Escalation Payments

7.1	Structural Repairs

Subject to Article XIV of this Lease and normal and reasonable wear and use, Landlord shall, throughout the Lease Term, at Landlord’s sole cost and expense, keep and maintain in good order, condition and repair the following portions of the Building: the structural portions of the roof, the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all repairs to such portions of the Building to the extent such repairs may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or of any loss, destruction or damage caused by the act or negligence of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2	Other Repairs to be Made by Landlord

Subject to Article XIV of this Lease and normal and reasonable wear and use, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain in good order, condition and repair the common areas and facilities of the Building, including, without limitation, the Common Facilities, the roof of the Building, and heating, ventilating, air conditioning, plumbing, electrical, elevators, mechanical, sprinkler, life-safety and other systems and equipment of the Building serving the Premises, except that Landlord shall in no event be responsible to Tenant for (a) the maintenance, repair or replacement of any heating, ventilating, air-conditioning electrical equipment, services or other systems installed by Tenant, (b) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (c) for any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as provided in Section 7.1 or in this Section 7.2, unless otherwise provided in this Lease.

7.3	Services to be Provided by Landlord

In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5 and Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies set forth in Exhibit D hereto equal in quality comparable to those customarily provided by landlords in first-class office buildings in Cambridge. In addition, Landlord agrees to furnish, at Tenant’s expense, (i) reasonable additional Building operation services which are usual and customary in similar buildings in Cambridge, and (ii) such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord.

7.4	Operating Costs Defined

“Operating Expenses Allocable to the Premises” means the same proportion of the Operating Expenses for the Property as Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building. “Base Operating Expenses” means Operating Expenses for the Property (as hereinafter defined) for calendar year 2007 (that is the period beginning January 1, 2007 and ending December 31, 2007). Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 14.1), boycotts, strikes, conservation surcharges, embargoes or shortages and (ii) the cost of any “Permitted Capital Expenditures” (as defined hereinbelow in this Section 7.4). “Base Operating Expenses Allocable to the Premises” means the same proportion of Base Operating Expenses as the Rentable Floor Area of Tenant’s Premises bears to 95% of the Total Rentable Floor Area of the Building. “Operating Expenses for the Property” means the cost of operation of the Property incurred by Landlord, including those incurred in discharging Landlord’s obligations under Sections 7.2 and 7.3. Such costs shall exclude payments of debt service and any other mortgage charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof), and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation:

(a)	compensation, wages and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining or cleaning of the Building or the Site, at or below the level of the Building’s manager;

(b)	payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building or the Site;

(c)

steam, water, sewer, gas, oil, electricity and telephone charges (excluding charges for telephone services for tenants of the Building, the cost of electricity consumed in the operation of lights, outlets, machinery, fixtures, equipment and the distribution of heating, ventilation and air-conditioning in leased or leasable premises in the Building and other utility charges separately chargeable to tenants for additional or separate services) but including the cost of all utilities required for or otherwise serving the lobby of the Building, the elevators, building systems and other common areas of the Building and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(d)	cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees);

(e)	cost of snow removal and care of landscaping;

(f)	cost of building and cleaning supplies and equipment;

(g)	premiums for insurance carried with respect to the Property (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Property, including such insurance as may be required by the holder of such first mortgage);

(h)	management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the services rendered;

(i)	The Building’s “Proportionate Share” of the costs of maintaining and repairing the Loading Dock and other common areas and facilities within Parcel 4 of the Development Area (including the plaza) for use of tenants of the Building in common with tenants of other buildings in the Development Area, for which purpose the Building’s Proportionate Share shall be a fraction, the numerator of which shall be the Rentable Floor Area of the Building and the denominator of which shall be the sum of (x) the Rentable Floor Area of the Building and (y) the rentable floor area of the other buildings in Parcel 4 of the Development Area (including the hotel);

(j)

depreciation for capital expenditures made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with applicable Legal Requirements, (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located, and depreciation in the case of both (x) and

(y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; and

(k)	all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building, the Site and said common areas and facilities and properly chargeable against income including transportation demand management payments or contributions allocable to the Building (“TDM Payments”).

Notwithstanding any contrary provision in this Lease, the following charges and expenses shall be excluded from Operating Expenses:

(i)	The costs of the initial construction of the Building (including any failure of the Building to comply with laws which are in effect as of the Commencement Date hereof). However, Permitted Capital Expenditures and interest thereon shall be included in Operating Expenses as provided in Section 7.4(j) hereof;

(ii)	All capital expenditures and depreciation, except as otherwise explicitly provided in Section 7.4(j) above;

(iii)	Leasing Fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build-out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with the leasing of space in the Building, Site or Development Area;

(iv)	Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Site, provided however, that the foregoing shall not exclude the inclusion of the amortization and interest permitted to be included in the Operating Expenses for the Building on account of capital improvements under Section 7.4(j) above;

(v)	Legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the common areas), including, without limitation, those: (i) paid or incurred in connection with financing, refinancing or sales of any of Landlord’s interests in the Building or the Site; and (ii) relating to specific disputes with tenants;

(vi)	Costs incurred in performing work or furnishing services for any tenant (including Tenant), at such tenant’s separate expense;

(vii)	The cost of any item or service to the extent reimbursed or reimbursable to Landlord by insurance required to be maintained under the Lease, by any tenant, or by any third party, such as the cost of supplying electricity for plugs and lights in a tenant’s premises;

(viii)	The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement (which deductible shall be as determined by Landlord which shall be included in Operating Expenses);

(ix)	Any advertising, promotional or marketing expenses for the Building, Site or Development Area;

(x)	The cost of any service or materials provided by any party related to Landlord, to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the vicinity of the Building. However, management fees as provided in Section 7.4 (b) and an allocable portion of the property management office costs and expenses of Landlord or Boston Properties shall not be excluded.

(xi)	Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Operating Expenses for the Building had Landlord purchased such equipment rather than leasing such equipment. However, Permitted Capital Expenditures (including interest and amortization thereon) under Section 7.4 (j) which shall include thereunder payments for rented equipment (if a constituting capital expenditure) in relation to matters covered by Section 7.4 (j).

(xii)	Penalties, damages and interest for late payment or violations of any obligations of Landlord, including, without limitation, any of the same associated with late payment of taxes, insurance, equipment leases and other past due amounts;

(xiii)	Contributions to charitable or political organizations but TDM Payments shall not be excluded.

(xiv)	Costs incurred in removing the property of former tenants or other occupants of the Building;

(xv)

The cost of testing, remediation or removal of “Hazardous Materials” in the Building, site or Development Area required by “Hazardous Materials Laws”, provided, however, that with respect to the testing, remediation or removal of any material or substance which, as of the Commencement Date was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof shall be included in Operating Expenses for the Building, subject, however to Section 7.4(j) to the extent that such cost is treated as a capital expenditure;

(xvi)	The cost of acquiring, installing, moving or restoring objects of art;

(xvii)	Wages, salaries, or other compensation paid to any executive employees above the grade of manager at the Building, Site or Development Area, except that if any such employee performs a service which would have been performed by an outside consultant, the compensation paid to such employee for performing such service shall be included in Operating Expenses for the Building, to the extent only that the cost of such service does not exceed the competitive cost of such service had such service been rendered by an outside consultant. However, management fees as provided in Section 7.4(b) and an allocable portion of the property management office costs and expenses of Landlord for Boston Properties shall not be excluded.

(xviii)	Costs of operating, insuring, cleaning, repairing, replacing and maintaining the Garage(s) or any building now or hereafter located on the Site and/or Development Area (other than the Building and the common areas) and other than the Building’s Proportionate Share of the matters set forth in Section 7.4 (i);

(xix)	The net (i.e. net of the reasonable costs of collection) amount recovered by Landlord under any warranty or service agreement from any contractor or service provided; or

(xx)	The costs of installation of, space preparation for, and rent applicable to any amenities of the Building or the Site (the parties hereby agreeing that this clause (xxi) shall not be deemed to exclude any health club located in the Building or elsewhere in the Development Area).

Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Property for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Operating Expenses for the Property that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Property would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

7.5	Tenant’s Escalation Payments

(A) If with respect to any calendar year falling within the Lease Term, or fraction of a calendar year falling within the Lease Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises (as defined in Section 7.4) for a full calendar year exceed Base Operating Expenses Allocable to the Premises (as defined in Section 7.4) or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises (such amount being hereinafter referred to as the “Operating Cost Excess”), then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of such excess. Base Operating Expenses (as defined in Section 7.4) do not include the tenant electricity to be paid by Tenant as part of the Annual Fixed Rent. However, if and so long as Landlord is not allocating the cost of electricity among tenants of the Building in accordance with Exhibit H, then the Base Operating Expenses shall be increased by Landlord’s estimate of electrical costs for the Building.

(B) Payments by Tenant on account of the Operating Cost Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an equal amount from time to time reasonably estimated by Landlord (based on a reasonably detailed written statement which corresponds to Landlord’s then most recent year-end statement of Operating Expenses for the Building reasonably extrapolated for the then applicable calendar year and which Landlord shall have delivered to Tenant) to be sufficient to cover, in the aggregate, a sum equal to the Operating Cost Excess for each calendar year (or fraction of a calendar year) during the Lease Term.

(C) No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Property and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Cost Excess and the amount of Operating Cost Excess remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord.

Any payment by Tenant for the Operating Cost Excess shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

(D) Subject to the provisions of this paragraph, Tenant shall have the right, at

Tenant’s cost and expense, to examine all documentation and calculations prepared by Landlord in the determination of Operating Cost Excess:

1. Such documentation and calculation shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

2. Tenant shall have the right to make such examination no more than once in respect of any period for which Landlord has given Tenant a statement of the actual amount of Operating Expenses for the Building.

3. Any request for examination with respect to any calendar year may be made no more than 180 days after Landlord advises Tenant of the actual amount of Operating Expenses for the Building with respect to such calendar year and provides to Tenant the year-end statement required under paragraph (C) of this Section 7.5, provided, however, if such examination results in a determination that Tenant was overcharged with respect to a calendar year, then Tenant shall have the right to review Landlord’s books and records as to the erroneous items for the two (2) calendar years immediately prior to the calendar year in question. If such examination results in a determination that Tenant underpaid with respect to a calendar year, then within thirty (30) days following such determination, Tenant shall pay to Landlord the amount of such underpayment.

4. Such examination may be made only by an independent certified public accounting firm approved by Landlord, which approval shall not be unreasonably withheld. Without limiting Landlord’s approval rights, Landlord may withhold its approval of any examiner of Tenant who is being paid by Tenant on a contingent fee basis.

5. As a condition of performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, if form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination, provided, however, that Tenant shall be permitted to share such information with each of its permitted subtenants (if any) so long as such subtenants execute and deliver to Landlord similar confidentiality agreements. Without limiting the foregoing, if Tenant uses any examiner which is other than a nationally-recognized accounting firm, Tenant’s examiner shall be required to agree that it will not represent any other tenant in the Building or in other buildings located on the Site which are owned by Landlord or an affiliate of Landlord in connection with reviewing operating expenses for such tenant.

7.5.1	Accounting. Operating Expenses for the Building shall be computed in accordance with generally accepted accounting principles consistently applied, except that capital items shall be computed as set forth above and Landlord’s Operating Expenses and Landlord’s Tax Expenses shall be computed on an accrual basis rather than a cash basis.

7.6	No Damage

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur; provided, however, that Landlord shall give Tenant reasonable advance notice (except in emergency) and shall use reasonable efforts to avoid material interference with Tenant’s use and enjoyment of the Premises. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, strike, lockout, breakdown, accident, order or regulation of or by any Governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause due to any act or negligence of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

7.7	Service Interruption

(A) In the event of any interruption, cessation, or failure of Landlord to provide any of the “Essential Services” (hereinafter defined) required to be provided by Landlord under this Lease (“Service Interruption”) that results in the Premises or any portion thereof being unfit for Tenant’s normal business operations for the Permitted Uses for more than seven (7) full and consecutive Business Days, then Annual Fixed Rent and all Additional Rent (or a just and proportionate part thereof in the event the Service Interruption affects less than all of the Premises) shall be abated commencing on the eighth (8th) Business Day following the occurrence of the Service Interruption and continuing for the duration of the Service Interruption. Landlord shall use reasonable efforts to restore or provide the affected Essential Services as soon as practicable. Notwithstanding anything herein contained to the contrary, Landlord shall not have any responsibility for the repair or replacement of, or any obligation under this Lease for, any transformers or other electrical equipment, lines and appurtenances of the electric service provider or supplier whether located in, on or off the site, the Building or elsewhere (collectively “Equipment of Utility Providers and Suppliers”). Further, provided Landlord has used reasonable efforts to restore the affected Essential Services, in no event shall any of the events referred to in this Section give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial eviction from the Premises. The

“Essential Services” consist of the following in the manner provided in the Lease; (i) the electric, heating, ventilating, air-conditioning of the building (excluding (a) any supplemental additional services or equipment installed by or for Tenant and (b) Equipment of Utility Providers and Suppliers) and (ii) all elevator service in the Building. Item (i) above with such exclusions is sometimes called “HVAC and Electrical Service and Equipment of Landlord”.

(B) In the case of any Service Interruption continuing (without being restored) for six (6) months after the date of said interruption or suspension and in the case of an interruption or suspension of the “HVAC and Electrical Service and Equipment of Landlord”, more than twenty-five percent (25%) of the Rentable Floor Area of the Premises is directly affected, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord and the holder of any mortgage on the Building of Tenant’s desire to do so within thirty (30) days after the expiration of said six (6) month period (time being of the essence) and upon the giving of such written notice, the Term of this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within forty-five (45) days after Landlord’s and said mortgage holder’s receipt of such written notice, the Essential Services And Systems so interrupted or suspended shall be restored in which case Tenant’s notice of termination shall be null and void.

The provisions of this subparagraph (B) shall not apply in the case of damage caused by any fire or other casualty or damage caused as a result of any taking under the power of eminent domain, Tenant acknowledging and agreeing that the provisions of Article VI of this Lease shall exclusively control and govern in the case of fire, other casualty or taking under the power of eminent domain.

(C) However, Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, (i) Landlord shall exercise reasonable diligence to eliminate the cause thereof, (ii) except in case of emergency repairs, Landlord shall give Tenant reasonable advance notice of any contemplated stoppage, and (iii) Landlord shall use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

ARTICLE VIII

Tenant’s Repairs

8.1	Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep the Premises in neat and clean and maintain the Premises in good order, condition and repair as exists as of the Commencement Date, excepting only reasonable wear and tear, or those repairs, replacements and maintenance for which Landlord is responsible under the terms of Article VII of this Lease and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to any other building located within the Development Area caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make such repairs forthwith, and if Tenant refuses or neglects to commence such repairs within thirty (30) days (or, in the case of a condition presenting danger to persons or property, as soon as possible) and complete such repairs with reasonable diligence and continuity after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof; provided, however, that if there shall not then exist an Event of Default, Landlord shall give Tenant reasonable advance notice of Landlord’s intention to enter the Premises and make such repairs and shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will within thirty (30) days after receiving a written demand, pay to Landlord as Additional Rent the cost of such repairs together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

ARTICLE IX

Alterations

9.1	Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises, whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed; provided, however, that Tenant may, without obtaining Landlord’s approval, make alterations, additions, or improvements, which (i) do not affect the structure of the Premises or the Building, (ii) have no adverse effect on the heating, ventilating, air-conditioning, plumbing, electrical, elevator, mechanical, sprinkler, life-safety and other systems and equipment of the Building, and (iii) do not cost in excess of $10,000 in any single instance or more than $30,000.00 in the aggregate. Landlord shall not be deemed unreasonable:

(a)	for withholding approval of any alterations, additions or improvements which (i) in Landlord’s reasonable opinion might adversely affect any structural or exterior element of the Building or adversely affect any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building, or (v) will require unusual expense to readapt the Premises to normal office use upon Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services provided by Landlord herein unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to termination and or expiration without expense to Landlord; or

(b)	for making its approval conditional on Tenant’s agreement to restore the Premises to its condition prior to such alteration, addition, or improvement at the expiration or earlier termination of the Lease Term.

Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Section 4.1 hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $1,500.00, plus (ii) reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work.

9.2	Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3	Performance of Work, Governmental Permits and Insurance.

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Site or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property to the extent occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease, except to the extent such injury, loss, claims or damages arise out of the negligence or willful misconduct of Landlord, its agents, employees, contractors or invitees. At Landlord’s election, Tenant shall cause its contractor to maintain a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve. In addition, Tenant shall cause each contractor to carry worker’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may require reasonably from time to time during the Term of this Lease, but in no event less than the minimum amount of commercial general liability insurance or comprehensive general liability insurance Tenant is required to maintain as set forth in Section 1.2 hereof and as the same may be modified as provided in Section 13.2 hereof (all such insurance to be written in companies approved reasonably by Landlord and insuring Landlord, Landlord’s managing agent and Tenant as additional insured’s as well as contractors) and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Landlord shall use reasonable efforts in applying and enforcing such rules and regulations in a non-discriminatory manner. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.4	Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Site and to discharge by payment of bond or otherwise any such liens which may so attach within ten (10) business days of Tenant receiving written notice of such liens.

9.5	Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)	All trade fixtures whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)

At the expiration or earlier termination of the Lease Term, unless otherwise agreed in writing by Landlord, Tenant shall remove (i) any wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers (collectively called “Wiring and Cables”) installed by or for Tenant after the Date of this Lease provided, however, that Tenant shall not be obligated to remove any Wiring and Cables in the Premises (or elsewhere) in the Building existing on the Date of this Lease and (ii) any alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1 (b), and (iii) any alterations, additions and improvements made with Landlord’s consent during the Lease Term which Tenant reserved a right to remove at the time Tenant requested Landlord’s consent to such alterations, additions and improvements. Upon such removal Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration, reasonable wear and tear excepted.

(c)	If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration, reasonable wear and tear excepted. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

9.6	Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Property which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant.

ARTICLE X

Parking

10.1	Parking Privileges

Reference is made to the fact that affiliates of Landlord have constructed three (3) parking garages (hereinafter the “Garage” or the “Garages”) within the Development Area shown on Exhibit F to serve the Building and other buildings constructed or to be constructed by Landlord or affiliates of Landlord within the Development Area. The existing Garage, with vehicular entrances from the south side of Broadway and the east side of Ames Street, is also sometimes hereinafter referred to as the “East Garage.” The existing Garage, located on Parcel 2 of the Development Area with vehicular entrances from the north side of Broadway and the south side of Binney Street is also sometimes hereinafter referred to as the “North Garage.” The existing Garage located on Parcel 3 of the Development Area with vehicular entrances from the west side of Ames Street and the east side of Galileo Galilei Way, is also sometimes hereinafter referred to as the “West Garage”. Landlord shall provide to Tenant monthly parking privileges in one or more of the Garages in number not to exceed parking for one and one half (1  1/2) passenger automobiles for each 1,000 square feet of Rentable Floor Area of the Premises (the “Parking Formula”) for the parking of motor vehicles in unreserved stalls in one or more of the Garages by Tenant’s employees commencing on the Commencement Date of the Lease Term. Such parking privileges may be shifted from time to time among the Garages by notice from Landlord; provided however that parking shall be provided in the East Garage for no less than two thirds (2/3rds) of the total number of automobiles for which Tenant elects to have parking privileges pursuant to this Section 10.1. Within thirty (30) days after the date of execution of this Lease, Tenant shall notify Landlord of the number of parking spaces which Tenant desires be made available in the Garage(s) for its use in accordance with this Section (“Tenant’s Initial Election”). In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the number of parking privileges provided to Tenant hereunder shall be reduced proportionately. If, in Tenant’s Initial Election, Tenant elects less than the total number of parking spaces it is entitled to based on the Parking Formula, Tenant shall have the right, by written notice to Landlord given not later than sixty (60) days following Tenant’s Initial Election (time being of the essence), to add such additional number of parking spaces as it desires so long as it does not exceed such Parking Formula. However, in no event shall Tenant have any right to (i) add any spaces after the aforesaid 60 day period (the “Spaces Added Within the 60 Day Period”) nor (ii) the right to reduce either the initial number of parking spaces elected or the additional parking spaces elected except only as provided in the next sentence. Further, by written notice given to Landlord not later than one (1) year following Tenant’s Initial Election of the number of parking spaces (time being of the essence), Tenant shall have the right to reduce the number of parking spaces by no more than 25% of the number of parking spaces set forth in Tenant’s Initial Election (as same may have been increased by the Spaces Added Within the 60 Day Period), such reduction to take effect on the 30th day following Landlord’s receipt of Tenant’s notice.

10.2	Parking Charges

Tenant shall pay for parking privileges in Garages at prevailing monthly rates from time to time charged by the operator or operators of Garages, whether or not such operator is an affiliate of Landlord. Such monthly parking charges for parking privileges in the Garage or Garages shall constitute Additional Rent and shall be payable monthly as directed by Landlord upon billing therefor by Landlord or such operator. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by the Tenant of the parking privileges referred to herein, and not for any other service. Tenant shall be responsible for payment of parking privileges for only that number of parking spaces which Tenant has notified Landlord it desires to use, which number of parking spaces Landlord acknowledges may increase as provided in Section 10.1 above.

10.3	Garage Operation

Unless otherwise determined by Landlord, each Garage is to be operated on a self-parking basis, and Tenant shall be obligated to park and remove its own automobiles. Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available stalls. Tenant’s access and use privileges with respect to the Garage shall be in accordance with regulations of uniform applicability to the users of the Garage from time to time established by Landlord or the operator of the Garage. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall supply Landlord with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to Landlord monthly indicating changes thereto. Any automobile found parked in the Garage during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). The door of the Garage will be open during normal business hours except during periods of severe inclement or cold weather. For periods during which an attendant is not on duty at the Garage entrance or when the door to the Garage is closed, or at any other periods as may from time to time be stipulated by the Garage Operator in accordance with its regulations, including normal business hours, the magnetic cards furnished to Tenant shall be used by Tenant to gain access to and egress from the Garage for motor vehicles.

10.4	Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord or the operator of the parking facilities with respect to the use of the Garage or such on-grade parking facilities as may be provided by Landlord within the Development Area. Landlord shall use reasonable efforts to apply such rules in a uniform basis except as may otherwise be provided in other leases. Except to the extent of gross negligence or willful acts, neither the Landlord nor the operator of such parking facilities assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

10.5	Interim On-Grade Parking

Notwithstanding the references to Garages in this Article X, Tenant acknowledges that, from time to time, Landlord may satisfy the requirements of providing Tenant with parking hereunder (except for parking called for as to be provided in the East Garage) by providing such parking in on-grade parking lots within the Development Area, in which case such parking shall be paid for in accordance with the prevailing monthly rate from time to time charged by the operator or operators of such lots, whether or not such operator is an affiliate of Landlord, and in all other respects in accordance with the terms and conditions of this Article X.

ARTICLE XI

Certain Tenant Covenants

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1	To pay when due all Annual Fixed Rent and Additional Rent and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2

To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Property, not to permit in the Premises any auction sale, vending machine (except no more than two (2) vending machines for the exclusive use of Tenant’s employees, agents, contractors or invitees) or flammable fluids or chemicals (except customary quantities of ordinary office and cleaning supplies), or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”); provided, however, that Tenant shall have the right to use customary quantities of ordinary office and cleaning supplies in connection with the Permitted Use. However, Tenant and its employees, invitees, agents, contractors, assignees and subtenants shall keep, maintain, store and dispose of such office and cleaning supplies in accordance with all applicable

Legal Requirements (including Hazardous Materials Laws) (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with Hazardous Materials Laws applicable to Tenant’s particular use of the Premises, and (iv) upon reasonable advance notice to Tenant and provided Landlord shall use reasonable efforts to avoid material interference with Tenant’s use and occupancy, Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with this Section 11.2.

11.3	Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Site and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations, provided such rules and regulations are enforced uniformly and in a non-discriminatory manner.

11.4	To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and if requested by Landlord to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

11.5	Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize, which authorization shall not be unreasonably withheld, delayed or conditioned. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.6	To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7	To pay, as Additional Rent, all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

11.8	Not to do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder.

11.9	To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of Tenant’s particular use of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s particular use of the Premises beyond normal use for the Permitted Use. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.9.

11.10	Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

11.11

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

11.12	In order to reduce peak-hour trip generation of employees within the Development Area, Landlord encourages all employers at the Building to adopt flexible work schedules for their employees and to participate in transportation programs designed to encourage the use of mass transit by persons working in the Boston area. For example, numerous greater Boston companies provide subsidies for the purchase by the employees of monthly transit passes through the Corporate Pass Program of the Massachusetts Bay Transit Authority with subsidies ranging from 10% to 100% of the cost of the transit pass. The provision of transit pass subsidies may also offer certain benefits to employers under tax law. Landlord encourages all employers at the Building to participate in programs of this nature and to inform their employees of the benefits of using monthly transit.

ARTICLE XII

Assignment and Subletting

12.1	Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

12.2	Exceptions for Parent or Subsidiary

Notwithstanding the foregoing provisions of Section 12.1 above and the provisions of Section 12.4 below, but subject to the provisions of Sections 12.5, 12.6 and 12.7 below, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to (i) any corporation or other entity which, directly or indirectly, controls Tenant or is controlled by Tenant or is under common control with Tenant, or (ii) any successor to Tenant by merger, consolidation or operation of law; or (iii) any corporation or other entity to whom all or substantially all of Tenant’s assets are conveyed; provided that the corporation or other entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements)

which is the same or better than the Tenant as of the Date of this Lease. If any parent or subsidiary corporation of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary corporation, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.3	Landlord’s Termination Right - Assignment

(A) Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease, Tenant shall give Landlord a written notice advising Landlord that Tenant desires to assign this Lease (“Tenant’s Initial Assignment Notice”). Tenant’s Initial Assignment Notice need not set forth any information required by the first paragraph of Section 12.5 hereof. Landlord shall have the right, at its sole option, to be exercised by written notice to Tenant within thirty (30) days after receipt of Tenant’s Initial Assignment Notice (the “Acceptance Period”), to terminate this Lease as of a date specified by Landlord in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant (the “Termination Date”). If Landlord exercises such right by delivering a timely written notice of such exercise to Tenant, the Lease shall terminate as of the Termination Date, and all obligations of Landlord and Tenant under this Lease relating to the period after such Termination Date (but not those relating to the period before such Termination Date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the Termination Date.

(B) In the event Landlord shall not exercise its termination right as provided in Section 12.3 (A) above, and if following the expiration of the Acceptance Period Tenant still desires to assign this Lease, then Tenant shall give Landlord a “Proposed Transfer Notice” (as defined in Section 12.5 below) respecting the assignment of this Lease and thereupon the provisions of Section 12.3.1 and Sections 12.5 through 12.7 shall be applicable. However, notwithstanding the foregoing, or anything contained in Sections 12.3.1 or 12.5 through 12.7, if Tenant shall not give to Landlord such a Proposed Transfer Notice within thirty (30) days following the expiration of Acceptance Period, the provisions of Section 12.3(A) shall once again apply.

(C) This Section 12.3 shall not be applicable to an assignment pursuant to Section 12.2 but Section 12.5 shall apply to assignments under Section 12.2 as provided in Section 12.5.

12.3.1	Consent of Landlord - Assignment

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.3.1 and the provisions of Sections 12.5, 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3(A), then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment if:

(a)	the proposed assignee (i) is a tenant in the Building or elsewhere in the Development Area and Landlord (or an affiliate of Landlord) has space which meets such proposed assignee’s space size and term requirements in the Building or elsewhere in the Development Area or (ii) is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere in the Development Area or (iii) is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment to any governmental or quasi-governmental agency), or

(b)	the proposed assignee is not of good character and reputation, or

(c)	the proposed assignee does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the assignee proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e)	in Landlord’s reasonable judgment, the character of the business to be conducted or the proposed use of the Premises by the proposed assignee shall (i) to increase Operating Expenses for the Property materially above that which Landlord then incurs for use by Tenant; (ii) increase materially the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 15.1); or

(g)	any part of the rent payable under the proposed assignment or shall be based in whole or in part on the income or profits derived from the proposed assignee’s or proposed subtenant’s operation in or use of Premises or if any proposed assignment shall potentially have material adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

12.4	Landlord’s Termination Right - Subleasing

(A) Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to sublet the Premises (but in no event shall Tenant have any right under this Lease to sublet less than 10,000 square feet of Rentable Floor Area of the Premises other than as provided in Section 12.2), Tenant shall give Landlord a written notice (“Tenant’s Initial Sublet Notice”) advising Landlord that Tenant desires to sublet and specifying in reasonable detail the portion (or all) of the Premises Tenant desires to sublet but in no event less than 10,000 square feet of Rentable Floor Area of the Premises (the “Applicable Sublet Premises”). Tenant’s Initial Sublet Notice need not set forth any information required by the first paragraph of Section 12.5 hereof other than identifying in reasonable detail the Applicable Sublet Premises Tenant desires to sublet. Landlord shall have the right at its sole option, to be exercised by written notice to Tenant within thirty (30) days after receipt of Tenant’s Initial Sublet Notice (the “Acceptance Period”), to terminate this Lease as to such portion of the Premises then proposed to be sublet (herein called a “Terminated Portion of the Premises”). If Landlord exercises such right by delivering a timely written notice of such exercise to Tenant, then upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations as to the Terminated Portion of the Premises relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefore by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date provided, further, that this Lease shall remain in full force and effect as to the remainder of the Premises, except that from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity and parking shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises, and provided further that Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand the reasonable cost to separately demise the Terminated Portion of the Premises.

(B) In the event Landlord shall not exercise its termination right as provided in Section 12.4(A) above, and if following the expiration of the Acceptance Period Tenant still desires to sublet the Applicable Sublet Premises as described in Tenant’s Initial Sublet Notice, then Tenant shall give Landlord a “Proposed Transfer Notice” (as defined in Section 12.5 below) but only as to the Applicable Sublet Premises and thereupon the provisions of Section 12.4.1 and Sections 12.5 through 12.7 shall be applicable. However, notwithstanding the foregoing, or anything contained in Sections 12.4.1 or 12.5 through 12.7, if Tenant shall not give to Landlord a Proposed Transfer Notice as to the Applicable Sublet Premises within thirty (30) days following the Acceptance Period, the provisions of Section 12.4(A) shall once again apply.

(C) This Section 12.4 shall not be applicable to an assignment or sublease pursuant to Section 12.2 but Section 12.5 shall apply to subleases under Section 12.2 as provided in Section 12.5

12.4.1	Subletting

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4.1 and the provisions of Sections 12.5, 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to sublet (but not less than 10,000 square feet of Rentable Floor Area thereof) the Premises but only in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding or conditioning its consent to such a proposed subleasing if:

(a)	the proposed subtenant (i) is a tenant in the Building or elsewhere in the Development Area and Landlord (or an affiliate of Landlord) has space which meets such proposed subtenant’s space size and term requirements in the Building or elsewhere in the Development Area or (ii) is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere in the Development Area or (iii) is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)	the proposed subtenant is not of good character and reputation, or

(c)	the proposed subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e)

in Landlord’s reasonable judgment, the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) to increase Operating Expenses for the Property materially above that which Landlord then incurs for use by Tenant; (ii)

increase materially the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 15.1); or

(g)	any part of the rent payable under the proposed sublease shall be based in whole or in part on the income or profits derived from the proposed subtenant’s operation in or use of Premises or if any proposed sublease shall potentially have material adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates,

12.5	Tenant’s Notice

Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.3.1 or Section 12.4.1, as the case may be, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 12.3.1 or Section 12.4.1, as the case may be, (provided, however, that Landlord shall hold and shall cause its agents, officers, accountants, attorneys and mortgage lenders to hold such information confidential, having the right to release such information only to its officers, accountants, attorneys and mortgage lenders who have agreed in writing to hold such information confidential), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made; provided, however, Tenant need only furnish a copy of a written letter of intent or other written proposal signed by Tenant and the prospective assignee or subtenant, (d) in the case of a proposed assignment or subletting pursuant to Section 12.3.1 or Section 12.4.1, as the case may be, all such other information as is reasonably necessary to make the determination referred to in Section 12.3.1 or Section 12.4.1, as the case may be, and (e) in the case of a proposed assignment or subletting pursuant to Section 12.2 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.2.

If Landlord shall consent to the proposed assignment or subletting pursuant to Section 12.3.1 or Section 12.4.1, as applicable (other than an assignment or sublease in accordance with Section 12.2 of this Lease for which Landlord’s consent shall not be required), then, in such event, Tenant may thereafter sublease the Applicable Sublet Premises (identified in both Tenant’s Initial Sublet Notice and the Tenant’s Proposed Transfer Notice) pursuant to Tenant’s Proposed Transfer Notice as given under Section 12.4. and this Section 12.5 or assign pursuant to Tenant’s Proposed Transfer Notice, as given under Section 12.3. and this Section 12.5; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.3 or Section 12.4 shall again be applicable.

12.6	Profit on Subleasing or Assignment

In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.2 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (as hereinafter defined), if any, shall be paid to Landlord.

The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent, Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be pro-rated based on the percentage of the Rentable Floor Area of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent and Additional Rent and all other charges and sums attributable to the assignment or subletting, as the case may be, payable by the assignee or sublessee to Tenant either initially or over the term of the sublease or assignment, less (i) the reasonable costs of Tenant incurred in such subleasing or assignment (including, without limitation, (i) third party brokerage commissions, legal fees and costs, expenses and (ii) allowance for alterations, improvement and installations in the Premises in connection with the assignment or subletting, the cost of which alterations, improvements and installations (or allowances therefor) shall be amortized in equal monthly installments over the term of the sublease or in the case of an assignment, the balance of the Term, as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

12.7	Additional Conditions

(A) It shall be a condition of the validity of any assignment of right under Section 12.2 above, or consented to under Section 12.3.1 above, that both Tenant and the assignee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably satisfactory to Landlord to be bound by all the obligations of the Tenant under this Lease arising or accruing after the date of such assignment, including, without limitation, the obligation (a) to pay the Annual Fixed Rent, Additional Rent, and other amounts provided for under this Lease, and (b) to comply with the provisions of Sections 12.1 through 12.7 hereof. Such assignment shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request, not in excess of $2,500.00 for any single transaction.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time after an Event of Default, upon prior notice to Tenant, collect Annual Fixed Rent, Additional Rent, and other charges from the assignee, sublessee or occupant and apply the amount collected to the Annual Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 12.1 through 12.7 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

The consent by Landlord to an assignment or subletting under any of the provisions of Sections 12.2, 12.3.1 or 12.4.1 shall in no way be construed to relieve Tenant from complying with Sections 12.3 and 12.4 as to any further assignment or subletting or from obtaining the express consent in writing of Landlord to any further assignment or subletting.

Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

ARTICLE XIII

Indemnity And Commercial General Liability Insurance

13.1	Tenant’s Indemnity

To the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord and Landlord’s managing agent, beneficiaries, partners, subsidiaries, officers, directors, agents and employees (“Landlord Parties”) from and against all claims of whatever nature to the extent arising from (i) any breach of this Lease by Tenant or (ii) any act or negligence of Tenant, or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees; (iii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Premises after the date that possession of the Premises is first delivered to Tenant and until the end of the Lease Term and thereafter, provided that during any such period after the Lease Term Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; or (iv) any accident, injury or damage occurring outside the Premises but within the Building, the Garage or on the Site, to the extent such accident, injury or damage results from the act or negligence on the part of Tenant or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees; provided, however, Tenant shall have no obligation to indemnity and save Landlord harmless from and against all such claims to the extent arising from the act or negligence of Landlord, its contractors, licensees, invitees, agents, servants, independent contractors or employees.

Tenant shall also indemnify and hold Landlord harmless from and against all costs, expenses and liabilities incurred in or in connection with any claim for which Tenant is obligated to indemnity Landlord under this Section 13.1, or any proceeding brought on such claim, and the defense of any such claim.

13.2	Commercial General Liability Insurance

Tenant agrees to maintain in full force from the date upon the earlier of (i) the date on which Tenant first enters the Premises for any reason, or (ii) the Commencement Date throughout the Lease Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability insurance written on an occurrence basis (including coverages or endorsements for contractual liability, products/completed operations premises liability) under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such other persons as are in privity of estate with Landlord and Landlord’s managing agent as may be designated by notice to Tenant from time to time) are named as additional insureds, in the broadest form of such coverage from time to time available in the jurisdiction in which the Premises are located and (b) workers’ compensation insurance and employers’ liability insurance as may be required by applicable state law (the limits for workers’ compensation being statutory limits and the coverage for employers’ liability insurance being $1,000,000. Any policy which Tenant is required to maintain under this Lease shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice to Landlord, and a certificate of such insurance, in a form reasonably acceptable to Landlord, shall be delivered to Landlord. The minimum limits of liability of such insurance shall be as specified in Section 1.2 and from time to time during the Lease Term for such higher limits, if any, as are carried customarily in the Greater Boston Area with respect to similar properties. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

13.3	Tenant’s Property Insurance

Tenant, at Tenant’s expense, shall maintain at all times during the Term of the Lease business interruption insurance and insurance against loss or damage covered by so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, and other personal property of Tenant (collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. Tenant shall maintain all of its equipment, furniture and furnishings in good order and repair. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance for the full insurable value of such work.

13.3.1	Landlord’s Insurance

Landlord shall carry at all times during the Term of this Lease (i) commercial general liability insurance with respect to the Building in an amount as determined by Landlord from time to time, (ii) insurance against loss or damage with respect to the Building covered by the so-called “all risk” type insurance coverage (including loss of rents as determined by Landlord) in an amount equal to at least the replacement value of the Building (provided, however, the determination as to whether or not and in what amounts to maintain coverage for terrorism, the decision as to the amount of the full replacement coverage for “all risk” type insurance coverage and the amount of the deductible shall all be in Landlord’s sole discretion). Landlord may also maintain such other insurance as may from time to time be required by a mortgagee holding a mortgage lien on the Building or as Landlord shall reasonably determine to be consistent with properties of the type similar to the Property. Further, Landlord may also maintain such insurance against loss of annual fixed rent and additional rent and such other risks and perils as Landlord deems proper. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (ii) may be written with deductibles as determined by Landlord and (iii) shall be subject to escalation reimbursement in accordance with Sections 7.4 and 7.5.

13.4	Non-Subrogation

Any insurance carried by either party with respect to the Premises or the Building or any property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) to the extent of the indemnification received under such insurance policy. This waiver of rights by Tenant shall apply to, and be for the benefit of, the Landlord Parties.

13.5	Tenant’s Risk

To the maximum extent that this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building, the Garage or Garages, the Site and the Development Area as Tenant is herein given the right to use at Tenant’s own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant.

ARTICLE XIV

Fire, Casualty and Taking

14.1	Damage Resulting from Casualty

In case during the Lease Term the Building or the Site are damaged by fire or casualty, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred and ten (210) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. Whether or not Landlord so terminates this Lease,

Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimate of the time required to complete any such damage to the Building. If Tenant’s means of access to the Premises is damage by fire or casualty, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within 210 days from the date of such fire or casualty as reasonably determined by Landlord according to such notification to Tenant, Tenant may, at its election, terminate this Lease written notice to Landlord within thirty (30) days of receiving such notification from Landlord, which notice shall specify the effective date of termination. If the Building is damaged by fire or other casualty, and if (x) the holder of any mortgage which includes the Building refuses to allow the net insurance proceeds to be applied to be applied to the restoration of the Building, or (y) Landlord reasonably determines that the net proceeds of insurance shall be insufficient to pay for the cost of restoring the Building and Landlord determines not to provide the insufficiency from its own or other sources, Landlord shall notify Tenant of such refusal or insufficiency in writing, whereupon Tenant may, at its election, terminate this Lease by notice given to Landlord, which notice shall specify the effective date of termination. The effective date of termination specified by Landlord or Tenant shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or casualty and this Lease is not so terminated, or Landlord and Tenant have no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property ) into proper condition for use and occupation similar to that which existed before such damage and a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the Premises shall have been put by Landlord substantially into such condition. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds.

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within one (1) year from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

14.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time required to be maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.3	Rights Of Termination For Taking

If the Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be abated for the remainder of the Lease Term.

14.4	Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, the Site and the Garage or Garages and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XV

Default

15.1	Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a)	Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after notice from Landlord thereof; or

(b)	Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(c)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(d)	Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Section 4.3 or Section 9.3), and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or

(e)	Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(f)	The estate hereby created shall be taken on execution or by other process of law; or

(g)	Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(h)	Tenant shall judicially be declared bankrupt or insolvent according to law; or

(i)	a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(j)	any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, insolvency or other similar proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(k)	Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, insolvency or other similar proceeding; or

(l)	Tenant otherwise abandons or vacates the Premises.

15.2	Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3	Continued Liability; Re-Letting

In the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses (including, without limitation remodeling costs and brokerage fees), until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

15.4	Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this

Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tax Excess under Section 6.1 and the Operating Cost Excess under Section 7.4 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article XV or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect to the collection of any such rent.

15.5	Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default with diligence and continuity provided that Landlord commences such correction with such 30-day period, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim. Landlord shall pay to Tenant all reasonable out of pocket costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease.

ARTICLE XVI

Miscellaneous Provisions

16.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent and Additional Rent, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners and successors in interest of Landlord’s interest under this Lease including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4	Surrender

(A) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B) Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5	Brokerage

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof; and in the event any claim is made against the Landlord relative to dealings with brokers other than the broker designated in Section 1.2 hereof, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 hereof in connection with the Original Lease Term.

16.6	Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7	Provisions Binding, Etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8	Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

16.9	Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other nationally recognized commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises, with a copy to Sherin and Lodgen LLP, 101 Federal Street, Boston, Massachusetts 02110, Attn: Luis A. Vidal, Esq. (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of Landlord or Tenant or by Landlord’s managing agent shall be considered as given by Landlord or Tenant, as the case may be, and shall be fully effective.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10	When Lease Becomes Binding

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

16.11	Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of such mortgage agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver such instruments of subordination as such mortgagee may reasonably request, provided that Tenant receives such instruments of recognition and non-disturbance from such mortgagee in form and substance as Tenant, Landlord and the mortgagee may reasonably agree on recognizing Tenant’s rights under this Lease and agreeing not to disturb Tenant’s occupancy of the Premises except as provided in this Lease (the “Non-Disturbance Agreement”). In the event that any mortgagee or its respective successor in title shall succeed to the interest of

Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord in accordance with the terms and conditions of the Non-Disturbance Agreement. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded and a statutory Notice of Lease recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

16.13	Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.

16.14	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of such notice is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed by written notice to Tenant), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) the periods of time specified under Section 15.6 of this Lease shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

16.15	Assignment Of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	That, except as aforesaid, such holder (or the applicable Mortgagee) or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure (in the case of Mortgagee) of such holder’s mortgage or the taking of possession of the Premises, or, in the case of a ground lease, the termination of such ground lease or the acquisition of Landlord’s interest by such ground lessor. In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor acknowledges and delivers to Tenant a leasehold Non-Disturbance Agreement simultaneously with such sale-leaseback and otherwise agrees to recognize the right of Tenant to use and occupy the Premises upon Tenant’s compliance with its obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until such lease shall terminate or such purchaser-lessor acquires or assumes Landlord’s interest in this Lease.

16.16	Status Report and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant on the written request of Landlord made from time to time, will promptly furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex (each an “Interested Party”) a statement, to the best of Tenant’s knowledge, of the status of any facts pertaining to this Lease, including, without limitation, statements that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord or any Interested Party designated by Landlord, financial statements of Tenant as reasonably requested by Landlord. Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17	Self-Help

If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed after notice and beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any reasonable costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A (or its successor) as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

16.18	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable, except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the payable by Tenant under the terms of this Lease immediately before such expiration, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold over in the Premises that continues for more than two (2) months after the expiration or earlier termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19	Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 4.3, 7.1 and 7.2), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

16.20	Tenant’s Payments

Each and every payment and expenditure due from Tenant to Landlord, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after Tenant receives a written demand from Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Subject to Tenant’s rights under Section 7.5(D) hereof, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

16.21	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

16.22	Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23	Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24	Landlord Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, nor any such trustee nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, or of any such trustee, or of any manager, member, partner, director or stockholder of Landlord or Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Building, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable for any indirect or consequential damages or loss of profits or the like. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of the Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of the Tenant under this Lease or act as any termination of this Lease.

16.25	No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26	Security Deposit

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Three Hundred Thirty Six Thousand Two Hundred Seventy Eight and no/100 Dollars ($336.278.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if Tenant exercises its extension option), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notice to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within ten (10) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 16.26. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B) If but only if Tenant’s total cash revenues actually received by Tenant for calendar year 2008 are equal to or greater than Twenty Million Dollars ($20,000,000.00) (herein called the “First Benchmark”), then Tenant shall have the right to reduce the amount of the Letter of Credit not earlier than May 1, 2009 to Two Hundred Sixty Nine Thousand Twenty Two and no/100 Dollars ($269,022.00). In addition, if but only if (i) Tenant has achieved the First Benchmark and (ii) for any calendar quarter during calendar year 2009 Tenant has achieved “Positive Quarterly Cash Flow’ (hereinafter defined) for such quarter (the “Second Benchmark”), then Tenant shall have the right to reduce the amount of the Letter of Credit not earlier than May 1, 2010 from Two Hundred Sixty Nine Thousand Twenty Two and no/100 Dollars ($269,022.00) to Two Hundred One Thousand Seven Hundred Sixty Seven and no/100 Dollars ($201,767.00). For purposes hereof “Positive Quarterly Cash Flow” shall mean Tenant’s actual earnings for a given calendar quarter within calendar year 2009 before taxes, depreciation and amortization but after interest expense but in no event shall the calculation thereof be less than zero. The First Benchmark and the Second Benchmark are collectively herein called the “Applicable Financial Tests” and each is herein called an “Applicable Financial Test”. There shall be no further reduction in the Letter of Credit. It shall be a condition precedent to any reduction that at the time of each scheduled reduction, Tenant shall be required to submit written documentation reasonably satisfactory to Landlord (including audited financial statements for the applicable calendar year or calendar quarter) demonstrating satisfaction with the then Applicable Financial Test for the reduction date in question. However, if Tenant shall not satisfy the Applicable Financial Test for the reduction and reduction date in question (the “Prior Reduction Date”) but if thereafter (the “Current Reduction Date”) Tenant shall so satisfy the Applicable Financial Test, then Tenant shall then be entitled to the applicable reduction in the Letter of Credit. It shall be an express condition to any reduction in the Letter of Credit pursuant to this Paragraph that Tenant has not ever been in default under the terms of this Lease without the benefit of notice or grace.

(C) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied or reduced in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

16.27	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.28	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.29	Landlord’s Representations and Warranties

Landlord represents and warrants to Tenant that:

(A) As of the date of this Lease, One Cambridge Center Trust, is the holder of the title to the Building and the Premises therein in fee simple and the holder of landlord’s rights and interests therein;

(B) As of the date of this Lease, Landlord is not in default or has not received any notice of default from any mortgagee holding a mortgage to the Building and/or the Premises, and Landlord has received no notice of a transfer, assignment, or termination of Landlord’s rights, title or interests to the Building or the Premises;

(C) As of the date of this Lease, there are no outstanding written notices to Landlord alleging Hazardous Materials violations at the Premises or Building.

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

/s/ Illegible		/s/ David C. Provost
David C. Provost, for the Trustees of One Cambridge Center Trust, pursuant to written delegation, but not individually

TENANT:

ATTEST:		BRIGHTCOVE, INC.

By:	/s/ Christopher Keenan	By:	/s/ Jeremy Allaire
Name:	Christopher Keenan	Name:	Jeremy Allaire
Title:	Secretary or Assistant Secretary	Title:	President or Vice President
Hereunto duly authorized

		By:	/s/ Jeremy Allaire
		Name:	Jeremy Allaire
		Title:	Treasurer or Assistant Treasurer
Hereunto duly authorized

EXHIBIT A

DESCRIPTION OF SITE

A certain tract of land situated on the southerly side of Broadway in the City of Cambridge, in the County of Middlesex, Commonwealth of Massachusetts, bounded and described as follows:

Beginning at a point in the southerly line of Broadway at the northwesterly corner of the Premises S 60° - 30’ – 18”E a distance of Six Hundred Sixty-Six and Eighty-One Hundredths feet (666.81’) from the point of curvature of the southerly sideline of Broadway and the easterly line of Sixth Street; thence

S 60° - 30’ – 18” E	a distance of Two Hundred Six and Eighty-Three Hundredths feet (206.83’) bounding on the southerly line of Broadway to a point; thence

Along the arc of a curve, curving to the right with a radius of Five Hundred Eighty-One and Eighty-Eight Hundredths feet (581.88’), a distance of Fifty-Five and Fifty Hundredths (55.50’) to a point, thence

S 49° - 20’ – 28” E	a distance of Seventy and No Hundredths feet (70.00’) along a certain parcel of land, now or formerly owned by the Cambridge Redevelopment Authority for the next four (4) courses to a point; thence

S 34°- 35’ – 57” W	a distance of Thirty-Four and Fifty-Five Hundredths feet (34.55’) to a point; thence

N 81°- 44’ – 36” W	a distance of One Hundred Ten and No Hundredths feet (110.00’) to a point; thence

N 05° - 30’ – 53” E	a distance of Forty-Four and Fifty-Nine Hundredths feet (44.59’) to a point; thence

N 84° - 29’ – 07” W	a distance of One Hundred Seventy-Six and Forty-One Hundredths feet (176.41’) to a point; thence

N 05° - 34’ – 07” E	a distance of Twenty-Four and Five Hundredths feet (24.05’) along the outside face of a brick building for the next four (4) courses to a point; thence

N 84° - 15’ – 14” W	a distance of Nine and Ninety-Five Hundredths feet (9.95’) to a point; thence

Exhibit A

N 05° - 29’ – 37” E	a distance of Fifty-Six and Ninety-Two Hundredths feet (56.92’) to a point; thence

S 84° - 25’ – 46” E	a distance of Twenty and Two Hundredths feet (20.02’) to a point; thence

N 05° - 27’ – 58” E	a distance of Fifty-Three and Forty-Four Hundredths feet (53.44’) to the point of beginning.

The above-described tract of land contains 26,325 square feet, more or less, as shown on a plan entitled “Kendall Sq. Urban Renewal Area, Cambridge, Mass.”; Dated November 19, 1985, Revised August 19, 1986; Prepared by Allen & Demurjian, Inc., Scale 1”-40’. (Sheet 1 of 4).

The Site has appurtenant thereto and is subject to all rights, easements and restrictions of record, whether currently existing or to be hereafter created.

Exhibit A

EXHIBIT B

INTENTIONALLY OMITTED

Exhibit B

EXHIBIT C

INTENTIONALLY OMITTED

Exhibit C

EXHIBIT D

LANDLORD SERVICES

I.	CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays observed by the cleaning company and Saturdays and Sundays.

A.	OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

B.	LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

Exhibit D

2.	High dusting to be rendered as needed.

D.	WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at a frequency necessary to maintain a first class appearance.

II.	HVAC

A.	Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)	Cooling season indoor temperatures of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

(ii)	Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperatures are 6 degrees Fahrenheit ambient.

B.	Landlord shall provide heating, ventilating and air conditioning as normal seasonal charges may require during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday (legal holidays in all cases excepted).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage. Landlord shall charge Tenant for such extra-hours usage at reasonable rates customary for first-class office buildings in the East Cambridge/Kendall Square market, and Tenant shall pay Landlord, as Additional Rent, upon receipt of billing therefor.

Exhibit D

III.	ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.	In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120, or for any other usage in excess of 3.0 watts per square foot, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.	ELEVATORS

Provide passenger and freight elevator service.

V.	WATER

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.	CARD ACCESS SYSTEM

Landlord will provide a card access system at one entry door of the building.

Exhibit D

EXHIBIT E

Exhibit E

EXHIBIT F

DEVELOPMENT AREA MAP

Exhibit F

EXHIBIT G

Intentionally Omitted.

Exhibit G

EXHIBIT H

MEMORANDUM REGARDING PROCEDURE FOR ADJUSTMENT OF ELECTRICITY COSTS

This memo outlines the procedure for adjusting charges for electric power to tenants at the office building to be known as One Cambridge Center.

1.	Main electric service to this building will be provided by the utility company or companies that provide and deliver electricity. The same shall be delivered to a single main meter. All charges by the utility will be read from this meter and billed to and paid by Landlord at rates established by the utility company.

2.	All office tenants shall pay for electricity as part of their rental payments, including electricity for both common areas of the building and for tenant occupied areas. Each lease shall also contain a provision making such tenant responsible for its proportionate share of any increases in the cost of electricity used in the building over the base year amounts established in the Lease.

3.	In order to assure that charges for electric service are apportioned fairly among tenants in relation to the relative amounts of electricity used by each tenant, additional meters (known as “check meters”) will be installed by Landlord to permit periodic evaluations of electric usage to be made. On each office floor there will be one meter serving all of the floor.

4.	Each meter shall be installed so that it will measure all of the electricity provided to the floor governed by that meter, including all lights and power in both tenant and common core areas (restroom, corridors, HVAC equipment room, etc.). This shall not, however, include the following, which shall be wired from the main building service and not through the check meters: stairwell and emergency lights; elevators; lighting and HVAC in the building lobby and main service areas; exterior lighting; and all main building mechanical systems. (Common areas on each floor, including the elevator lobby, corridors, and bathrooms will have service through and check meters on each floor.) In addition, further modification to the number and location of check meters may be made by Landlord if required to improve the quality of information obtained thereby.

5.	The Landlord will cause the check meters to be read periodically by its employees and will perform an analysis of information for the purpose of determining whether any adjustments are required to achieve an equitable allocation of the costs of electric service among the tenants in the building in relation to the respective amounts of usage of electricity for those tenants. For this purpose, the Landlord shall, as far as possible in each case, read the meters to determine usage for periods that include one or more entire periods used by the utility company for the reading of the main building meter (so that the Landlord may, in its discretion, choose periods that are longer than those used by the utility company—for example, quarterly, semi-annual or annual periods).

Exhibit H

6.	A rent adjustment shall be made by Landlord on the following basis:

a.	The total kilowatt hour usage for the period under evaluation shall be established for each check meter and for each floor and also for the building as a whole by a reading of the main building meter for that period.

b.	The cost of the total amount of electricity supplied for usage by tenants during the period (herein called “Tenant Electricity”) shall be determined by multiplying the total cost of electricity as invoiced by the utility company or companies for the same period by a fraction, the numerator of which is the total amount of kilowatt hour usage as measured by all of the check meters in the building (Tenant Electricity) and the denominator of which is the total amount of kilowatt hour usage for the entire building as measured by the main building electric meter.

c.	Where one or more floors is occupied entirely by one tenant, its allocable share of Tenant Electricity cost for the period shall be determined by multiplying the total costs of Tenant Electricity by a fraction, the numerator of which is the kilowatt hour usage of tenant electricity by said tenant (calculated as the sum of kilowatt hour usage during the period measured by all check meters serving its premises) and the denominator of which is the total kilowatt hour usage of Tenant Electricity for the same period.

d.	Where a floor is occupied by more than one tenant, the cost of Tenant Electricity for that floor shall first be determined by the same procedure as set forth in paragraph (c) above, and then the allocable share of each tenant on that floor shall be determined by multiplying the costs of Tenant Electricity for that floor by a fraction, the numerator of which is the rentable area leased to each tenant (respectively for each tenant) and the denominator of which is the total rentable area from time to time under lease to tenants on said floor; provided, however, that, if any portion of a floor is vacant or unoccupied the denominator shall consist solely of the space on the floor which is leased and occupied.

e.	Where part or all of the rentable area on a floor has been occupied for less than all of the period for which adjustments are being made, appropriate and equitable modifications shall be made to the allocation formula so that each tenant’s allocable share of costs equitable reflects its period of occupancy, provided that in no event shall the total of all costs as allocated to tenants be less than the total costs of Tenant Electricity for said period.

Exhibit H

7.	The results of the cost adjustment analysis made by Landlord under paragraph (6) above shall be compared to the schedule of amounts due from tenants in regard to Tenant Electricity in accordance with the leases in effect during the period in question. Where the payment due pursuant to the lease is less than the cost as determined by the cost adjustment analysis, each tenant shall be billed for the difference by Landlord. Where the payment due pursuant to the lease is greater than the cost as determined by the cost adjustment analysis, the tenant shall be provided with a credit in the amount of such difference applicable to the rental payment next due (or in the case of tenants no longer in occupancy, Landlord shall refund such amount to such tenants).

In addition, where the leases call for tenants to make periodic payments to Landlord based on estimates by Landlord of their allocable share of Tenant Electricity, such estimates by Landlord shall, so far as possible, be based on the effective distribution of costs among tenants during prior periods resulting from the application of the cost adjustment procedures established herein.

8.	All costs of electricity billed to Landlord through the main electric meter for use in and around the building other than the costs of Tenant Electricity allocated pursuant to the procedures established herein, shall be treated as part of the Operating Expenses for the Property for purposes of determining the allocation of those costs.

Exhibit H

EXHIBIT I

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.	Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Cambridge-Boston Downtown Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.	Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.	Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the period referred to in the Lease. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, the tax and operating cost bases and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5.	Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of such annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

Exhibit I

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the Third Broker.

7.	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Third Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit I

EXHIBIT J

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:
200

IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT: US$
USD:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                      and         /100 US Dollars (US $                    ) available by your draft(s) drawn on ourselves at sight accompanied by:

Your statement, signed by a purportedly authorized officer/official certifying that the holder of the tenant’s interest under that certain Lease between One Cambridge Center Trust, as Landlord and Brightcove, Inc, as Tenant (the “Lease”) is in default under the Lease and that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Section 16.26 of the Lease, together with the original copy of this Letter of Credit and any amendments thereto which have been accepted by you.

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferable at any time and from time to time without cost to Beneficiary.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision).”

Exhibit J

This Letter of Credit shall expire at our office on                      , 200     (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year period s from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date ) (or any anniversary thereof) we shall notify you at the address specified in this Letter of Credit (or at such other address of which you may have notified us in writing) and the Accountee/Applicant in writing by registered mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

Exhibit J

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE dated as of this 30th day of May, 2010, by and between Mortimer B. Zuckerman, Edward H. Linde and Michael A. Cantalupa as TRUSTEES OF ONE CAMBRIDGE CENTER TRUST under Declaration of Trust dated May 14, 1985, recorded with the Middlesex South District Registry of Deeds in Book 16221, Page 413, as amended, but not individually (“Landlord”) and BRIGHTCOVE INC., a Delaware corporation (“Tenant”).

R E C I T A L S

By Lease dated February 28, 2007 (the “Lease”), Landlord did lease to Tenant and Tenant did lease from Landlord 20,694 square feet of rentable floor area (referred to in the Lease as the “Rentable Floor Area of the Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Initial Premises”) on the twelfth (12th) floor of the building (the “Building”) known as and numbered One Cambridge Center, Cambridge, Massachusetts (referred to in the Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”).

Tenant has determined to Lease from Landlord an additional 12,927 square feet of rentable floor area (the “Rentable Floor Area of the Additional Premises”) located on the tenth (10th) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Additional Premises”).

In addition, Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of seventeen (17) months upon the terms and conditions contained in the Lease, except as otherwise set forth in this First Amendment to Lease (the “First Amendment”).

Landlord and Tenant are entering into this instrument to set forth said leasing of the Additional Premises, to integrate the Additional Premises into the Lease, to extend the Term and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.	(A) The Term of the Lease, which but for this First Amendment is scheduled to expire on April 30, 2012, is hereby extended for one (1) period of seventeen (17) months commencing on May 1, 2012 and expiring on September 30, 2013 (the “Expiration Date”), unless sooner terminated in accordance with the provisions of the Lease as herein amended, upon all the same terms and conditions contained in the Lease as herein amended.

(B) Section 3.2 of the Lease is hereby deleted in its entirety and Landlord and Tenant hereby agree that Tenant shall have no further option to extend the Term of the Lease beyond the Expiration Date.

1

2.	Effective as of June 1, 2010 (the “Additional Premises Commencement Date”), the Additional Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the Premises (as defined in Section 1.2 of the Lease) shall include both the Initial Premises and the Additional Premises and shall contain a total of 33,621 square feet of rentable floor area.

3.	The Term of the Lease for both the Initial Premises and the Additional Premises shall be coterminous. Accordingly, the definition of the “Term” as set forth in Section 1.2 of the Lease is hereby amended by deleting the definition therein set forth and substituting therefor the following:

Lease Term:	(i) As to the Initial Premises, a period beginning on the Commencement Date and ending on the Expiration Date, unless sooner terminated as provided in the Lease.

(ii) As to the Additional Premises, a period beginning on the Additional Premises Commencement Date and ending on the Expiration Date, unless sooner terminated as provided in the Lease.

4.	(A) Annual Fixed Rent for the Initial Premises shall continue to be payable as set forth in the Lease through April 30, 2012.

(B) For the period commencing on May 1, 2012 and ending on the Expiration Date, Annual Fixed Rent for the Initial Premises shall be payable at the annual rate of $765,678.00 (being the product of (i) $37.00 and (ii) the Rentable Floor Area of the Initial Premises (being 20,694 square feet)).

(C) For the period commencing on July 1, 2010 (the “Additional Premises Rent Commencement Date”) and ending on May 31, 2011, Annual Fixed Rent for the Additional Premises shall be payable at the annual rate of $296,000.00 (being the product of (i) $22.8978 and (ii) the Rentable Floor Area of the Additional Premises (being 12,927 square feet)). Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord with respect to the Additional Premises shall not commence until the Additional Premises Rent Commencement Date, the Additional Premises shall be subject to, and Tenant shall comply with, all other provisions of the Lease as herein amended as and at the times provided in the Lease as herein amended (provided, however, that in no event shall Tenant be required to pay operating expenses, real estate taxes or electricity charges for or with respect to the Additional Premises prior to the Additional Premises Commencement Date).

(D) For the period commencing on June 1, 2011 and ending on May 31, 2012, Annual Fixed Rent for the Additional Premises shall be payable at the annual rate of $388,500.00 (being the product of (i) $30.0534 and (ii) the Rentable Floor Area of the Additional Premises (being 12,927 square feet)).

(E) For the period commencing on June 1, 2012 and ending on the Expiration Date, Annual Fixed Rent for the Additional Premises shall be payable at the annual rate of $478,299.00 (being the product of (i) $37.00 and (ii) the Rentable Floor Area of the Additional Premises (being 12,927 square feet)).

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5.	Except as otherwise expressly set forth herein, for purposes of computing Tenant’s payments for the “Tax Excess” (as defined in Section 6.2 of the Lease), Tenant’s payments for the “Operating Cost Excess” (as defined in Section 7.5 of the Lease) and Tenant’s payments for electricity (as determined pursuant to Sections 5.2 and 7.5 of the Lease), for the portion of the Term on and after the Additional Premises Commencement Date, the “Rentable Floor Area of the Premises” shall comprise a total of 33,621 square feet including both the Rentable Floor Area of the Initial Premises (being 20,694 square feet) and the Rentable Floor Area of the Additional Premises (being 12,927 square feet). For the portion of the Lease Term prior to the Additional Premises Commencement Date, the “Rentable Floor Area of the Premises” shall continue to be the Rentable Floor Area of the Initial Premises for such purposes. Landlord hereby confirms that the Total Rentable Floor Area of the Building is 215,686 square feet.

6.	(A) For the purposes of computing Tenant’s payments for real estate taxes pursuant to Section 6.2 of the Lease solely with respect to the Initial Premises, for the portion of the Lease Term on and after May 1, 2012, “Base Taxes” (as defined in Section 6.1 of the Lease) shall mean Landlord’s Tax Expenses for fiscal tax year 2012, being the period from July 1, 2011 through June 30, 2012.

For the portion of the Lease Term prior to May 1, 2012, the definition of Base Taxes with respect to the Initial Premises shall remain as set forth in the Lease.

(B) For the purposes of computing Tenant’s payments for real estate taxes pursuant to Section 6.2 of the Lease solely with respect to the Additional Premises, for the portion of the Lease Term on and after the Additional Premises Commencement Date, “Base Taxes” (as defined in Section 6.1 of the Lease) shall mean Landlord’s Tax Expenses for fiscal tax year 2011, being the period from July 1, 2010 through June 30, 2011.

7.	(A) For the purposes of computing Tenant’s payments for operating expenses pursuant to Section 7.5 of the Lease solely with respect to the Initial Premises, for the portion of the Lease Term on and after May 1, 2012, “Base Operating Expenses” (as defined in Section 7.4 of the Lease) shall mean Landlord’s Operating Expenses for the Property for calendar year 2012, being the period from January 1, 2012 through December 31, 2012.

For the portion of the Lease Term prior to May 1, 2012, the definition of Base Operating Expenses shall remain as set forth in the Lease.

(B) For the purposes of computing Tenant’s payments for operating expenses pursuant to Section 7.5 of the Lease solely with respect to the Additional Premises, for the portion of the Lease Term on and after the Additional Premises Commencement Date, “Base Operating Expenses” (as defined in Section 7.4 of the Lease) shall mean Landlord’s Operating Expenses for the Property for calendar year 2010, being the period from January 1, 2010 through December 31, 2010.

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8.	Commencing on the Additional Premises Commencement Date, the number of parking privileges which Tenant shall have the right, but not the obligation, to use under Section 10.1 of the Lease shall be increased by an additional nineteen (19) parking privileges, which such parking privileges shall be subject to all of the terms and provisions of Article X of the Lease. Notwithstanding anything contained in Section 10.1 of the Lease to the contrary, Tenant shall notify Landlord within six (6) months of the Additional Premises Commencement Date of the number of additional parking privileges which Tenant desires be made available in the Garage(s) for its use in accordance with this Section 8.

9.

Landlord shall provide and install, at Landlord’s expense, letters or numerals on the tenth (10th) floor directory to identify Tenant’s official name and Building address; all such letters and numerals shall be in the building standard graphics.

10.	(A) Prior to the Additional Premises Commencement Date, Landlord shall professionally clean all of the flooring in the Additional Premises, including any carpets and/or linoleum. In addition, Landlord shall deliver the Additional Premises in broom-clean condition, including the kitchen and all glass within the Additional Premises. All base building plumbing, electrical and HVAC systems serving the Additional Premises shall be delivered in good working order and condition as of the Additional Premises Commencement Date.

(B) Except as provided in subsection (A) above, Tenant shall otherwise accept the Additional Premises in their as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto.

(C) Landlord shall permit Tenant access for installing Tenant’s trade fixtures in the Additional Premises at least ten (10) days prior to the Additional Premises Commencement Date, provided that such work can be done without material interference with the work being performed by Landlord under subsection (A) above or with the maintenance of harmonious labor relations. Any such access by Tenant shall be at upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent, operating expenses, real estate taxes or electricity charges with respect to the Additional Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant except to the extent caused by Landlord’s gross negligence or intentional misconduct.

(D) Landlord shall provide to Tenant a special allowance of Twelve Thousand and 00/100 Dollars ($12,000.00) (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Tenant solely on account of the cost of removing all or a portion of the existing built-in workstations in the Additional Premises or painting the Premises (the “Tenant’s Work”). Provided that Tenant (i) has completed all of such Tenant’s Work in accordance with the terms of the Lease (it being understood and agreed that Landlord’s consent shall not be required for the Tenant’s Work as defined in this First Amendment, notwithstanding anything contained in the Lease to the contrary, including without limitation the provisions of Article IX), has paid for all of such Tenant’s Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in a form reasonably acceptable to Landlord, (ii) has delivered to Landlord its certificate specifying the cost of such Tenant’s Work and all contractors,

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subcontractors and supplies involved with Tenant’s Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iii) has satisfied the requirements of (i) and (ii) above and made request for such payment on or before the date that is eighteen (18) months from the Additional Premises Commencement Date, (iv) is not otherwise in default under the Lease, and (v) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building arising out of Tenant’s Work or any litigation in which Tenant is a party relating to the Tenant’s Work, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Tenant Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this subsection (D), nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, in no event shall Landlord be required to make application of any portion of the Tenant Allowance on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Tenant’s Work is less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

11.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than Jones Lang LaSalle (“JLL”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than JLL, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment except for JLL and Richards, Barry, Joyce and Partners (collectively, the “Brokers”); and in the event any claim is made against Tenant relative to dealings by Landlord with other brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for any commission due the Brokers in connection with this First Amendment.

12.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease. In the event of a conflict between the terms of the Lease and this First Amendment, this First Amendment shall control. Except as set forth in this First Amendment, the Lease is hereby reaffirmed and is in full force and effect in accordance with its terms (Landlord hereby confirming, without limiting the generality of the foregoing, that the provisions of Article XII of the Lease apply with the same force and effect to the Additional Premises as to the Initial Premises). The Lease and this First Amendment together constitute the entire agreement between Landlord and Tenant with respect to the lease of the Premises and the Additional Premises.

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13.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:		LANDLORD:

		By:	/s/ David C. Provost
By:	/s/ Patrick Mulvihill		David C. Provost, for the Trustees of One Cambridge Center Trust, pursuant to written delegation, but not individually
Name:	Patrick Mulvihill
Title:	Leasing Representative

Hereto duly authorized

TENANT:

WITNESS:		BRIGHTCOVE INC.

By:	/s/ Debra Quinn	By:	/s/ Edward Godin
Name:	Debra Quinn	Name:	Edward Godin
Title:	Sr. Office Manager	Title:	SVP, HR
Hereto duly authorized

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EXHIBIT A

Additional Premises